                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-30288

     Prospectus Supplement No. 94 to the Prospectus dated February 16, 2000

[Goldman Sachs Logo]
                                  $29,033,000

                         THE GOLDMAN SACHS GROUP, INC.

                          Medium-Term Notes, Series B
                           -------------------------
                          Index-Linked Notes due 2004

                      (Linked to the Nasdaq-100 Index(R))
                           -------------------------

     Each note being offered has the terms described beginning on page S-7 including the following:

                                SUMMARY OF TERMS

FACE AMOUNT: as specified in the note; $29,033,000 in the aggregate for all the offered notes

PRINCIPAL AMOUNT: on the stated maturity date Goldman Sachs will pay the Holder of the note cash equal to 90% of the outstanding face amount of the note plus the additional amount, if any. The additional amount will be payable only if the final index level exceeds the reference index level and will be calculated as follows:

                        62.5% of outstanding face amount
                                       x
                  (final index level - reference index level)
                ------------------------------------------------
                             reference index level

INDEX: the Nasdaq-100 Index(R), as published by The Nasdaq Stock Market, Inc.

REFERENCE INDEX LEVEL: 3627.31

FINAL INDEX LEVEL: the closing level of the index on the determination date, subject to adjustment

STATED MATURITY DATE: May 9, 2004 unless extended for up to six business days

INTEREST RATE: 0%; the note will not bear interest prior to maturity

LISTING: the offered notes will be listed on the American Stock Exchange on or after the original issue date

ORIGINAL ISSUE DATE: May 9, 2000

ORIGINAL ISSUE PRICE: 100% of the face amount

NET PROCEEDS TO THE GOLDMAN SACHS GROUP, INC.: 99.7% of the face amount

CALCULATION AGENT: Goldman, Sachs & Co.

     See "Additional Risk Factors Specific to Your Note" beginning on page S-2 to read about investment risks relating to the offered notes.
                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------

     Goldman Sachs may use this prospectus supplement in the initial sale of the offered notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in an offered note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

     The Nasdaq-100(R), Nasdaq-100 Index(R) and Nasdaq(R) are trade or service marks of The Nasdaq Stock Market, Inc. and are licensed for use by The Goldman Sachs Group, Inc. The offered notes are not issued, endorsed, sold, promoted or passed on as to legality or suitability by the licensor or its affiliates.

                              GOLDMAN, SACHS & CO.

                           -------------------------

                    Prospectus Supplement dated May 2, 2000.

                 ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE

An investment in your note is subject to risks described in the attached prospectus under "Risk Factors", including those relating to indexed notes, and to the risks described below. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in the index stocks -- i.e., the stocks comprising the index to which your note is linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

                      YOU MAY LOSE SOME OF YOUR PRINCIPAL

      If the final index level does not exceed the reference index level by at least 16%, you will receive less than the outstanding face amount of your note on the stated maturity date. This will be the case even if the final index level exceeds the index level on the date of this prospectus supplement or if the level of the index at any time -- no matter how long -- during the life of the note exceeds the reference index level specified on the front cover of this prospectus supplement. However, in all cases, the payment on the stated maturity date will not be less than 90% of the outstanding face amount of your note.

                   YOUR NOTE DOES NOT BEAR PERIODIC INTEREST

      You will not receive any periodic interest payments on your note. Even if the final index level exceeds the reference index level by at least 16%, the over-all return you earn on your note may be less than you would have earned by investing in a debt security that bears interest at a prevailing market rate. Moreover, under applicable United States tax law as described further below, you will have to pay tax on deemed interest amounts even though your note does not bear periodic interest.

    THE MARKET VALUE OF YOUR NOTE MAY BE INFLUENCED BY MANY FACTORS THAT ARE
                 UNPREDICTABLE AND INTERRELATED IN COMPLEX WAYS

      When we refer to the market value of your note, we mean the value that you could receive for your note if you chose to sell it in the open market before the stated maturity date. The market value of your note will be affected by many factors that are beyond our control and are unpredictable. Moreover, these factors interrelate in complex ways, and the effect of one factor on the market value of your note may offset or enhance the effect of another factor. For example, an increase in interest rates, which could have a negative effect on the market value of your note, may offset any positive effect that an increase in the index level attributable to favorable economic developments could have. The following paragraphs describe the expected impact on the market value of your note given a change in a specific factor, assuming all other conditions remain constant.

THE INDEX LEVEL WILL AFFECT THE MARKET VALUE OF YOUR NOTE

      We expect that the market value of your note at any particular time will depend substantially on the amount, if any, by which the level of the index at that time has risen above or has fallen below the reference index level. Even if you sell your note at a time when the index level exceeds the reference index level, you may receive substantially less than the amount that would be payable on the stated maturity date based on a final index level equal to that current level. If you sell your note at a time when the level of the index is below, or not sufficiently above, the reference index level, you may receive less than the face amount of your note. Fluctuating dividend rates may affect the level of the index and, indirectly, the market value of your note. Political, economic and other developments that affect the stocks underlying the index may also affect the level of the index and, indirectly, the market value of your note.

      As indicated under "The Index -- Historical Closing Levels of the Index", the level of the index has been highly volatile at

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times in the past. It is impossible to predict whether the index will rise or fall.

CHANGES IN INTEREST RATES ARE LIKELY TO AFFECT THE MARKET VALUE OF YOUR NOTE

      Because we will pay, at a minimum, 90% of the outstanding face amount of your note on the stated maturity date, we expect that the market value of your note, like that of a traditional debt security, will be affected by changes in interest rates, although these changes may affect your note and a traditional debt security in different degrees. In general, if interest rates increase, we expect that the market value of your note will decrease and, conversely, if interest rates decrease, we expect that the market value of your note will increase.

CHANGES IN THE VOLATILITY OF THE INDEX ARE LIKELY TO AFFECT THE MARKET VALUE OF YOUR NOTE

      The volatility of the index refers to the size and frequency of the changes in the index level. In general, if the volatility of the index increases, we expect that the market value of your note will increase and, conversely, if the volatility of the index decreases, we expect that the market value of your note will decrease.

THE TIME REMAINING TO MATURITY IS LIKELY TO AFFECT THE MARKET VALUE OF YOUR NOTE

      Prior to the stated maturity date, the market value of your note may be higher than one would expect if that value were based solely on the level of the index and the level of interest rates. This difference would reflect a "time premium" due to expectations concerning the level of the index and interest rates during the time remaining to the stated maturity date. However, as the time remaining to the stated maturity date decreases, we expect that this time premium will decrease, lowering the market value of your note.

CHANGES IN OUR CREDIT RATINGS MAY AFFECT THE MARKET VALUE OF YOUR NOTE

      Our credit ratings are an assessment of our ability to pay our obligations, including those on the offered notes. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your note. However, because your return on your note is dependent upon factors, such as the level of the index and interest rates, in addition to our ability to pay our obligation on your note, an improvement in our credit ratings will not reduce the other investment risks related to your note.

    YOUR RETURN ON YOUR NOTE WILL NOT REFLECT THE RETURN ON THE INDEX STOCKS

      The index sponsor calculates the level of the index by reference to the prices of the common stocks included in the index without taking account of the value of dividends paid on those stocks. As a result, the return on your note will not reflect the return you would realize if you actually owned the stocks included in the index and received the dividends paid on those stocks.

      Even if no dividends are paid on the stocks included in the index, the return on your note may be less than the return you would realize if you actually owned those stocks. This is because the final index level must exceed the reference index level by more than 16% before you will receive the outstanding face amount of your note on the stated maturity date. See "-- You May Lose Some of Your Principal" above.

IF THE LEVEL OF THE INDEX CHANGES, THE MARKET VALUE OF YOUR NOTE MAY NOT CHANGE
                               IN THE SAME MANNER

      The market value of your note may not have a one-to-one relationship with the level of the index. Changes in the level of the index may not result in a comparable change in the market value of your note. We discuss some of the reasons for this disparity under "-- The Market Value of Your Note May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways" above.

                           YOUR NOTE MAY NOT HAVE AN
                             ACTIVE TRADING MARKET

      Although your note will be listed on the American Stock Exchange on or after the original issue date, there may be little or no secondary market for your note. Even if a

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secondary market for your note develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your note in any secondary market could be substantial.

                         YOU HAVE NO SHAREHOLDER RIGHTS

      Investing in your note will not make you a holder of any of the index stocks. Neither you nor any other holder or owner of your note will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stocks. On the stated maturity date, your note will be paid in cash, and you will have no right to receive delivery of any index stocks.

  WE CAN POSTPONE THE STATED MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS

      If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first business day on which no market disruption event occurs or is continuing. See "Specific Terms of Your Note -- Stated Maturity Date". As a result, the stated maturity date for your note will also be postponed, although not by more than five business days. Thus, you may not receive the payment that we are obligated to make on the stated maturity date until after the originally scheduled due date.

      If the determination date is postponed to the latest possible day and the closing level is not available on that day because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the closing level, based on its assessment, made in its sole discretion, of the market values of the index stocks at that time.

THE POLICIES OF THE INDEX SPONSOR AND CHANGES THAT AFFECT THE INDEX OR THE INDEX
    STOCKS COULD AFFECT THE AMOUNT PAYABLE ON YOUR NOTE AND ITS MARKET VALUE

      The policies of the index sponsor concerning the calculation of the index level, additions, deletions or substitutions of index stocks and the manner in which changes affecting the index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index level could affect the index level and, therefore, the amount payable on your note on the stated maturity date and the market value of your note prior to that date. The amount payable on your note and its market value could also be affected if the index sponsor changes these policies, for example by changing the manner in which it calculates the index level, or if the index sponsor discontinues or suspends calculation or publication of the index level, in which case it may become difficult to determine the market value of your note. If events such as these occur, or if the index level is not available on the determination date because of a market disruption event or for any other reason, the calculation agent -- which initially will be Goldman, Sachs & Co., our affiliate -- may determine the final index level -- and thus the amount payable on the stated maturity date -- in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the final index level and the amount payable on your note more fully under "Specific Terms of Your Note -- Discontinuance or Modification of the Index" and "-- Role of Calculation Agent".

  TRADING AND OTHER TRANSACTIONS BY GOLDMAN SACHS IN SECURITIES LINKED TO THE
             INDEX STOCKS MAY IMPAIR THE MARKET VALUE OF YOUR NOTE

      As we describe under "Use of Proceeds and Hedging" below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, will hedge our obligations under the offered notes by purchasing some or all of the index stocks, options or futures on the index or index stocks or other instruments linked to the index or index stocks and may adjust the hedge by, among other things, purchasing or selling any of the foregoing at any time and from time to time. Any of these hedging activities may adversely affect the index level -- directly or indirectly by affecting the price of the index stocks -- and, therefore, the value of your note. It is

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possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your note may decline. See "Use of Proceeds and Hedging" for a further discussion of securities transactions in which we or one or more of our affiliates may engage.

      Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the index stocks or instruments linked to the index or index stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the index level -- directly or indirectly by affecting the price of the index stocks -- and, therefore, the value of your note. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the index or one or more of the index stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of your note.

      The indenture governing your note does not contain any restriction on our ability or the ability of any of our affiliates to purchase or sell all or any portion of the index stocks or instruments linked to those stocks.

  OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST BETWEEN YOU AND US

      As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the index and the index stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in the note and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the price of the index stocks, could be adverse to your interests as a beneficial owner of your note.

      Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the index stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates have published and in the future expect to publish research reports with respect to some or all of the issuers of the index stocks. Any of these activities by any of our affiliates may affect the price of the index stocks and, therefore, the value of your note.

   AS CALCULATION AGENT, GOLDMAN, SACHS & CO. WILL HAVE THE AUTHORITY TO MAKE DETERMINATIONS THAT COULD AFFECT THE MARKET VALUE OF YOUR NOTE, WHEN YOUR NOTE
                 MATURES AND THE AMOUNT YOU RECEIVE AT MATURITY

      As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note. As described in "Specific Terms of Your Note -- Discontinuance or Modification of the Index", these may include making adjustments to the index and determining the final index level, which we will use to calculate the amount we must pay on the stated maturity date. These may also include determining whether to postpone the stated maturity date because of a market disruption event. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described above under "-- Our Business Activities May Create Conflicts of Interest Between You and Us".

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 THERE IS NO AFFILIATION BETWEEN THE INDEX STOCK ISSUERS AND US, AND WE ARE NOT
           RESPONSIBLE FOR ANY DISCLOSURE BY THE INDEX STOCK ISSUERS

      Goldman Sachs is not affiliated with the issuers of the index stocks or the index sponsor. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of any publicly available information about the index stock issuers.

      Neither the index sponsor nor the index stock issuers are involved in this offering of your note in any way and neither of them have any obligation of any sort with respect to your note. Thus, neither the index sponsor nor the index stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your note.

YOU WILL HAVE TO PAY TAX ON DEEMED INTEREST AMOUNTS, EVEN THOUGH YOUR NOTE DOES
 NOT BEAR PERIODIC INTEREST, AND ANY GAIN YOU RECOGNIZE WHEN YOU SELL YOUR NOTE
                        WILL BE TAXED AS ORDINARY INCOME

      Because your note will be subject to special rules governing contingent payment obligations for United States federal income tax purposes, if you are a United States holder, you will be required to accrue interest on your note even though your note does not bear periodic interest. We will calculate a comparable yield and projected payment schedule, which you will be required to use in determining the amount of interest to be included in income each year unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule. This comparable yield and projected payment schedule will not be provided to you for any other purpose than the determination of your interest accruals with respect to your note.

      If the amount actually paid at maturity is less than the assumed amount payable at maturity, you will have recognized taxable income in periods prior to maturity that exceeds your economic income from holding the note during those periods (with an offsetting ordinary loss when your note matures to the extent of the interest previously accrued and capital loss for any loss thereafter). Moreover, if you otherwise sell or dispose of your note prior to maturity, you will be required to treat any gain recognized upon the disposition of your note as ordinary income instead of capital gain. See "Supplemental Discussion of Federal Income Tax Consequences" for a more detailed description of the United States federal income tax consequences of purchasing, owning and disposing of your note.

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                          SPECIFIC TERMS OF YOUR NOTE

Please note that in this section entitled "Specific Terms of Your Note", references to "The Goldman Sachs Group, Inc.", "we", "our" and "us" mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries, while references to "Goldman Sachs" mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries. Also, references to "Holders" mean those who own notes registered in their own names, on the books that we or the trustee maintains for this purpose, and not indirect holders who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to indirect holders in the attached prospectus, under "Description of Notes We May Offer -- Legal Ownership of Notes".

      We refer to the notes offered in this prospectus supplement, including your note, as the offered notes. The offered notes are part of a series of debt securities, entitled "Medium-Term Notes, Series B", that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your note; terms that apply generally to all Series B medium-term notes are described in "Description of Notes We May Offer" in the attached prospectus. The terms described here supplement those described in the attached prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

      In addition to those described on the front cover page, the following terms will apply to your note:

      SPECIFIED CURRENCY: U.S. dollars

      FORM OF NOTE:

- global form only: yes, at DTC

- non-global form available: no

      DENOMINATIONS: any note registered in the name of a Holder must have a face amount of $10,000 or a multiple of $1,000 in excess of $10,000

      DEFEASANCE APPLIES AS FOLLOWS:

- full defeasance: no

- covenant defeasance: no

      OTHER TERMS:

- the default amount will be payable on any acceleration of the maturity of your note as described below under "-- Special Calculation Provisions"

- a business day for your note will not be the same as a business day for our other Series B medium-term notes, as described below under "-- Special Calculation Provisions"

      Please note that the information about the original issue date, original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased your note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

      We describe the terms of your note in more detail below.

                     INDEX, INDEX SPONSOR AND INDEX STOCKS

      In this prospectus supplement, when we refer to the index, we mean the index specified on the front cover, or any successor index, as it may be modified, replaced or adjusted from time to time as described below under "-- Discontinuance or Modification of the Index". When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the index as then in effect. When we refer to the index stocks as of any time, we mean the stocks that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

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                  PAYMENT OF PRINCIPAL ON STATED MATURITY DATE

      On the stated maturity date, we will pay as principal, to the Holder of your note, cash in an amount equal to:

- 90% of the outstanding face amount of the note on the stated maturity date plus the additional amount, if any, described below.

- The additional amount, which will be payable only if the final index level exceeds the reference index level, will be an amount equal to 62.5% multiplied by the outstanding face amount of the note on the stated maturity date multiplied by a fraction, the numerator of which is the final index level minus the reference index level and the denominator of which is the reference index level.

Thus, on the stated maturity date, we will not pay more than 90% of the outstanding face amount of your note unless the final index level exceeds the reference index level.

      The calculation agent will determine the final index level, which will be the closing level of the index on the determination date described below as calculated and published by the index sponsor. However, the calculation agent will have discretion to adjust the final index level or to determine it in a different manner as described below under "-- Discontinuance or Modification of the Index".

STATED MATURITY DATE

      The stated maturity date will be May 9, 2004 unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the fifth business day before this applicable day is not the determination date described below, however, then the stated maturity date will be the fifth business day following the determination date, provided that the stated maturity date will never be later than the fifth business day after May 9, 2004 or, if May 9, 2004 is not a business day, later than the sixth business day after May 9, 2004. The calculation agent may postpone the determination date -- and therefore the stated maturity date -- if a market disruption event occurs or is continuing on a day that would otherwise be the determination date. We describe market disruption events below under "-- Special Calculation Provisions".

DETERMINATION DATE

      The determination date will be the fifth business day prior to May 9, 2004 unless the calculation agent determines that a market disruption event occurs or is continuing on that fifth prior business day. In that event, the determination date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than May 9, 2004 or, if May 9, 2004 is not a business day, later than the first business day after May 9, 2004.

                  DISCONTINUANCE OR MODIFICATION OF THE INDEX

      If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, then the calculation agent will determine the amount payable on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

      If the calculation agent determines that the publication of the index is discontinued and there is no successor index, or that the level of the index is not available on the determination date because of a market disruption event or for any other reason, the calculation agent will determine the amount payable on the stated maturity date by reference to a group of stocks and a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index.

      If the calculation agent determines that the index, the stocks comprising the index or the method of calculating the index is changed at any time in any respect -- including any addition, deletion or substitution and any reweighting or rebalancing of index stocks and whether the change is made by the index sponsor under its existing policies or following a modification of those policies,

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is due to the publication of a successor index, is due to events affecting one or more of the index stocks or their issuers or is due to any other reason -- then the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the final index level used to determine the amount payable on the stated maturity date is equitable.

      All determinations and adjustments to be made by the calculation agent with respect to the index may be made by the calculation agent in its sole discretion.

                         DEFAULT AMOUNT ON ACCELERATION

      If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount in respect of the principal of your note at the maturity. We describe the default amount below under "-- Special Calculation Provisions".

      For the purpose of determining whether the Holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of your note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, Holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Notes We May Offer -- Default, Remedies and Waiver of Default" and "-- Modification and Waiver of Covenants".

                               MANNER OF PAYMENT

      Any payment on your note at maturity will be made to an account designated by the Holder of your note and approved by us, or at the office of the trustee in New York City, but only when the note is surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

                             MODIFIED BUSINESS DAY

      As described in the attached prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your note, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under "-- Special Calculation Provisions" below.

                           ROLE OF CALCULATION AGENT

      The calculation agent in its sole discretion will make all determinations regarding the index, market disruption events, business days, the final index level, the default amount and the amount payable in respect of your note on the stated maturity date. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

      Please note that Goldman, Sachs & Co. is serving as the calculation agent as of the original issue date of your note. We may change the calculation agent after the original issue date without notice.

                         SPECIAL CALCULATION PROVISIONS

BUSINESS DAY

      When we refer to a business day with respect to your note, we mean a day that is a business day of the kind described in the attached prospectus but that is not a day on which the Nasdaq National Market System is not open for trading or on which the index is not calculated and published by the index sponsor because the index sponsor is not open for business.

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

DEFAULT AMOUNT

      The default amount for your note on any day will be an amount, in the specified currency for the principal of your note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your note. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the Holder of your note in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your note, which we describe below, the Holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest -- or, if there is only one, the only -- quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

      DEFAULT QUOTATION PERIOD. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

- no quotation of the kind referred to above is obtained or

- every quotation of that kind obtained is objected to within five business days after the due day as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

      In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your note.

      QUALIFIED FINANCIAL INSTITUTIONS. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

                            MARKET DISRUPTION EVENT

      Any of the following will be a market disruption event:

- a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the index on their primary market, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, in the primary market for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- index stocks constituting 20% or more, by weight, of the index, or option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, do not trade on what was the primary market for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in any of these events, the calculation agent determines in its sole discretion that the event materially interferes with the ability of The Goldman Sachs Group, Inc. or any of its affiliates to unwind all or a material portion of a hedge with respect to the offered notes that we or our affiliates may effect as described below under "Use of Proceeds and Hedging".

      The following events will not be market disruption events:

- a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

- a decision to permanently discontinue trading in the option or futures contracts relating to the index or to any index stock.

      For this purpose, an "absence of trading" in the primary securities market on which an index stock, or on which option or futures contracts relating to the index or an index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts relating to the index or an index stock, if available, in the primary market for that stock or those contracts, by reason of:

- a price change exceeding limits set by that market, or

- an imbalance of orders relating to that stock or those contracts, or

- a disparity in bid and ask quotes relating to that stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that primary market.

      As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be modified, replaced or adjusted from time to time.

                       HYPOTHETICAL RETURNS ON YOUR NOTE

      In the table below, we provide a range of hypothetical final index levels for the index. Based on these hypothetical final index levels, a four-year maturity of the offered notes, the actual reference index level and the other assumptions set forth in the box below, we illustrate a range of (i) hypothetical amounts that will be payable on the stated maturity date per each $1,000 of outstanding face amount of your note, (ii) hypothetical total rates of return on your note to the stated maturity date and (iii) hypothetical pretax annualized rates of return on your note. Based on the same hypothetical final index levels, we also compare the hypothetical pretax annualized rates of return on your note referred to above to hypothetical pretax annualized rates of return on owning the index stocks (having the same relative weighting as they do in the index) during the four-year period from the trade date to the stated maturity date. In the paragraphs following the table, we explain how we have calculated these amounts.

      The information in the table reflects hypothetical rates of return on the offered notes assuming that they are held to the stated maturity date. If you sell your note prior to the stated maturity date, your return will depend upon the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the table below. For a discussion of some of these factors, see "Additional Risk Factors Specific to Your Note -- The Market Value of Your Note May Be Influenced By Many Factors That Are Unpredictable and Interrelated in Complex Ways".

      The index level has been highly volatile in the past and cannot be predicted for future periods. For information about the level of the index during recent periods, see "The Index -- Historical Information" below.
                                  ASSUMPTIONS

Face amount                       $1,000
Original issue price,
  expressed as a percentage
  of the face amount                100%
Reference index level           3,627.31
Annual index dividend amount       $1.09
No change in or affecting any
  of the index stocks or the
  method by which the index
  sponsor calculates the
  index level
No change in the relative
  weighting of any index
  stock
No market disruption event
  occurs

      In order to calculate the hypothetical returns on the index stocks shown in the table below, we have assumed that the aggregate amount of dividends paid on the index stocks, taken together after giving effect to their relative weightings in the index, in each of the four years prior to the stated maturity date will equal the annual index dividend amount shown in the box above. We have assumed that the annual index dividend amount will not change during the four-year period, regardless of any changes in the index. (Thus, when expressed as a dividend yield based on the index level, the assumed annual dividend amount would result in a declining dividend yield as the index level rises and a rising dividend yield as the index level falls.) We do not know, however, whether or to what extent the issuers of the index stocks will pay dividends in the future. These are matters that will be determined by the issuers of the index stocks and not by us.

Consequently, the amount of dividends
actually paid on the index stocks by their issuers, and, therefore, the rate of return on the index stocks, during the four-year period may differ substantially from the information reflected in the table below.

      As the following table indicates, the hypothetical rates of return shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your note, tax liabilities could negatively affect the rate of return on your note to a comparatively greater extent than the over-all rate of return on the index stocks.

      The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and is intended merely to illustrate the impact that various hypothetical final index levels at the end of the indicated period could have on the rate of return on your note and the over-all rates of return on the index stocks, assuming all other variables remained constant.

     1                 2                    3                 4                5                 6
------------   ------------------   -----------------   --------------   --------------   ---------------
                                      HYPOTHETICAL
                                    AMOUNT PAYABLE ON                     HYPOTHETICAL     HYPOTHETICAL
               HYPOTHETICAL FINAL    STATED MATURITY     HYPOTHETICAL        PRETAX           PRETAX
HYPOTHETICAL    INDEX LEVEL AS %     DATE PER $1,000     PRETAX TOTAL      ANNUALIZED     ANNUALIZED RATE
FINAL INDEX       OF REFERENCE      OUTSTANDING FACE    RATE OF RETURN   RATE OF RETURN    OF RETURN ON
   LEVEL          INDEX LEVEL        AMOUNT OF NOTE        ON NOTE          ON NOTE        INDEX STOCKS
------------   ------------------   -----------------   --------------   --------------   ---------------
  2,539.12             70%                 900.00             -10%            -2.62%            -8.68%
  2,901.85             80%                 900.00             -10%            -2.62%            -5.47%
  3,264.58             90%                 900.00             -10%            -2.62%            -2.58%
  3,445.94             95%                 900.00             -10%            -2.62%            -1.25%
  3,627.31            100%                 900.00             -10%            -2.62%             0.03%
  3,990.04            110%                 962.50              -4%            -0.95%             2.42%
  4,352.77            120%               1,025.00               3%             0.62%             4.64%
  4,715.50            130%               1,087.50               9%             2.11%             6.69%
  5,078.23            140%               1,150.00              15%             3.52%             8.61%
  5,440.97            150%               1,212.50              21%             4.88%            10.42%
  5,803.70            160%               1,275.00              28%             6.17%            12.12%
  6,166.43            170%               1,337.50              34%             7.40%            13.73%
  6,529.16            180%               1,400.00              40%             8.59%            15.27%
  6,891.89            190%               1,462.50              46%             9.73%            16.72%
  7,254.62            200%               1,525.00              53%            10.83%            18.12%

      The hypothetical pretax total rate of return on note to stated maturity date (fourth column) represents (i) the hypothetical amount payable on stated maturity date per $1,000 of outstanding face amount of note (third column) minus
(ii) $1,000, with the difference expressed as a percentage of $1,000.

      The hypothetical pretax annualized rate of return on note (fifth column) represents the hypothetical pretax total rate of return on note (fourth column) expressed on an annualized basis for the period from the trade date to the stated maturity date and is calculated on a semi-annual, bond-equivalent basis.

      The hypothetical pretax annualized rate of return on index stocks (sixth column) represents the hypothetical pretax total rate of return on the index stocks during the period from the trade date to the stated maturity date, expressed on an annualized basis for this period and calculated on a semi-annual, bond-equivalent basis. For this purpose, the hypothetical pretax total rate of return on the index stocks is assumed to equal the sum of (i) the difference between the hypothetical final index level and the reference index level expressed as a percentage of the reference index level (i.e., the percentage in column two minus 100%) plus (ii) 0.12% (the assumed annual index dividend amount multiplied by four and expressed as a percentage of the reference index level).

   We cannot predict the actual final index level or the market value of your note, nor can we predict the relationship between the index level and the market value of your note at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive at stated maturity and the total and pretax rates of return on the offered notes will depend entirely on the reference index level and the actual final index level determined by the calculation agent as described above. In particular, the final index level could be lower or higher than the levels reflected in the table. Moreover, the assumptions we have made in connection with the illustration set forth above may not reflect actual events. Consequently, the total return that an investor in the offered notes would actually achieve, as well as how that return would compare to the total return that an investor in the index stocks would actually achieve, may be very different from the information reflected in the table above.

                                   THE INDEX

      We have derived all information regarding the index contained in this prospectus supplement, including its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, The Nasdaq Stock Market, Inc., which is the index sponsor and is commonly referred to as Nasdaq. Nasdaq owns the copyright and all other rights to the index. Nasdaq has no obligation to continue to publish, and may discontinue publication of, the index. The consequences of Nasdaq discontinuing the index are described above in the section entitled "Specific Terms of Your Note -- Discontinuance or Modification of the Index".

      The Nasdaq-100 Index(R) is a modified capitalization-weighted index of 100 of the largest and most actively traded stocks of non-financial companies listed on the Nasdaq National Market tier of the National Market System. The index was first published in January 1985 and includes companies across a variety of major industry groups. As of March 31, 2000, the major industry groups covered in the index (listed according to their respective capitalization in the index) were as follows: computer and office equipment (39.86%), computer software/services (26.17%), telecommunications (22.44%), biotechnology (4.93%), services (2.85%), retail/wholesale trade (2.66%), manufacturing (0.52%), health care (0.50%) and transportation (0.07%). Current information regarding the market value of the index is available from Nasdaq and from numerous market information services. The index is determined, comprised and calculated by Nasdaq without regard to the offered notes.

      The index share weights of the component securities, or underlying stocks, of the index at any time are based upon the total shares outstanding in each of the 100 securities in the index and are additionally subject, in certain cases, to rebalancing to ensure that the relative weighting of the underlying stocks continues to meet minimum pre-established requirements for a diversified portfolio. Accordingly, each underlying stock's influence on the value of the index is directly proportional to the value of its index share weight. At any moment in time, the value of the index equals the aggregate value of the then-current index share weights of each of the component 100 underlying stocks multiplied by each such security's respective last sale price on the Nasdaq National Market System, and divided by a scaling factor (the "divisor") which becomes the basis for the reported index value. The divisor serves the purpose of scaling such aggregate value (otherwise in the trillions) to a lower order of magnitude, which is more desirable for index reporting purposes.

                            COMPUTATION OF THE INDEX

UNDERLYING STOCK ELIGIBILITY CRITERIA AND ANNUAL RANKING REVIEW

      To be eligible for inclusion in the index, a security must be traded on the Nasdaq National Market tier of the Nasdaq National Market System and meet the following criteria:

            (1) the security must be of a non-financial company;

            (2) only one class of security per issuer is allowed;

            (3) the security may not be issued by an issuer currently in bankruptcy proceedings;

            (4) the security must have an average daily trading volume of at least 100,000 shares per day;

            (5) the security must have "seasoned" on the Nasdaq National Market System or another recognized market (generally, a company is considered to be seasoned by Nasdaq if it has been listed on the market system for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered);

            (6) if a security would otherwise qualify to be in the top 25% of the issuers included in the index by market capitalization, then a one-year "seasoning" criteria would apply;

            (7) if the security is of a foreign issuer, the company must have a worldwide market value of at least $10 billion, a U.S. market value of at least $4 billion and average trading volume on the Nasdaq National Market System of at least 200,000 shares per day; in addition, foreign securities must be eligible for listed options trading; and

            (8) the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being listed on the Nasdaq National Market System within the next six months.

      These index eligibility criteria may be revised from time to time by the National Association of Security Dealers, Inc., the corporate parent of Nasdaq, without regard to the offered notes.

      The underlying stocks are evaluated annually as follows, except under extraordinary circumstances that may result in an interim evaluation (the "Ranking Review"). Securities listed on the Nasdaq National Market System which meet the above eligibility criteria are ranked by market value. Index-eligible securities which are already in the index and which are in the top 150 eligible securities (based on market value) are retained in the index provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review. Securities not meeting such criteria are replaced. The replacement securities chosen are those index-eligible securities not currently in the index which have the largest market capitalization. Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year an underlying stock is no longer traded on the Nasdaq National Market System, or is otherwise determined by Nasdaq to become ineligible for continued inclusion in the index, the security will be replaced with the largest market capitalization security not currently in the index and meeting the index eligibility criteria listed above.

      In addition to the Ranking Review, the securities in the index are monitored every day by Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, conversions or other corporate actions. Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to such changes. If the change in total shares outstanding arising from such corporate action is greater than or equal to 5.0%, such change is ordinarily made to the index on the evening prior to the effective date of such corporate action or as soon as practical thereafter. Otherwise, if the change in total shares outstanding is less than 5%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. In either case, the index share weights for such underlying stocks are adjusted by the same percentage amount by which the total shares outstanding have changed in such underlying stocks. Ordinarily, whenever there is a change in index share weights or a change in a component security included in the index, Nasdaq adjusts the divisor to assure that there is no discontinuity in the value of the index that might otherwise be caused by any such change.

CALCULATION OF THE INDEX

      The index is calculated under a "modified capitalization-weighted" methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the index by a few large stocks); (3) reduce index performance distortion by preserving the capitalization ranking of companies; and (4) reduce market impact on the smallest underlying stocks from necessary weight rebalancings.

      Under the methodology employed, on a quarterly basis coinciding with Nasdaq's quarterly scheduled weight adjustment procedures, the underlying stocks are categorized as either "large stocks" or "small stocks" depending on whether their current percentage weights (after taking into account such scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the index (i.e., as a 100-stock index, the average percentage weight in the index is 1.0%).

      Such quarterly examination will result in an index rebalancing if either one or both of the following two weight distribution requirements are not met:
(1) the current weight of the single largest market capitalization underlying stock must be less than or equal to 24.0% and (2) the "collective weight" of those underlying stocks whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%. In addition, Nasdaq may conduct a special rebalancing if it is determined necessary to maintain the integrity of the index.

      If either one or both of these weight distribution requirements are not met upon quarterly review or Nasdaq determines that a special rebalancing is required, a weight rebalancing will be performed. First, relating to weight distribution requirement (1) above, if the current weight of the single largest underlying stock exceeds 24.0%, then the weights of all large stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest underlying stock to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those underlying stocks whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their "collective weight" exceeds 48.0%, then the weights of all large stocks will be scaled down proportionately towards 1.0% by just enough for the "collective weight", so adjusted, to be set to 40.0%.

      The aggregate weight reduction among the large stocks resulting from either or both of the above rescalings will then be redistributed to the small stocks in the following iterative manner. In the first iteration, the weight of the largest small stock will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining small stocks will be scaled up by the same factor reduced in relation to each stock's relative ranking among the small stocks such that the smaller the underlying stock in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smaller component securities in the index.

      In the second iteration, the weight of the second largest small stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining small stocks will be scaled up by this same factor reduced in relation to each stock's relative ranking among the small stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

      Additional iterations will be performed until the accumulated increase in weight among the small stocks exactly equals the aggregate weight reduction among the large stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

      Then, to complete the rebalancing procedure, once the final percentage weights of each index security are set, the index share weights will be determined again based upon the last sale prices and aggregate capitalization of the index at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September and December. Changes to the index share weights will be made effective after the close of trading on the third Friday in March, June, September and December and an adjustment to the index divisor will be made to ensure continuity of the index.

      Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current index share weights. However, Nasdaq may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the index components. In such instances, Nasdaq would announce the different basis for rebalancing prior to its implementation.

      Neither The Goldman Sachs Group, Inc. nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the Index or any successor index. The index sponsor does not guarantee the accuracy or the completeness of the index or any data included in the index. The index sponsor assumes no liability for any errors, omissions or disruption. The index sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the index or the manner in which the index is applied in determining any reference index level or final index level or any amount payable on maturity of the offered notes.

                     HISTORICAL CLOSING LEVELS OF THE INDEX

      The first table below sets forth the closing levels of the index on the last business day of each year from 1989 through 1995. The second table below sets forth the high, the low and the last closing levels of the index for each of the four calendar quarters in 1996, 1997, 1998 and 1999, for the first calendar quarter in 2000 and for the second calendar quarter in 2000, through May 2, 2000, all as published by Nasdaq. We obtained the closing levels listed in the two tables below from Bloomberg Financial Services, without independent verification.

      Since its inception, the level of the index has experienced significant fluctuations. Any historical upward or downward trend in the closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the term of your note. You should not take the historical levels of the index as an indication of future performance. We cannot give you any assurance that the future performance of the index or the index stocks will result in you receiving an amount greater than the outstanding face amount of your note on the stated maturity date; indeed, you may receive an amount less than the outstanding face amount. See "Additional Risk Factors Specific to Your Note -- You May Lose Some of Your Principal" above.

                      YEAR-END CLOSING LEVELS OF THE INDEX

YEAR                                           CLOSING LEVEL
----                                           -------------
1989.........................................     223.84
1990.........................................     200.53
1991.........................................     330.86
1992.........................................     360.19
1993.........................................     398.28
1994.........................................     404.27
1995.........................................     576.23

              QUARTERLY HIGH, LOW AND CLOSING LEVELS OF THE INDEX

                                                              HIGH        LOW        CLOSE
                                                            --------    --------    --------
1996
  Quarter ended March 31..................................    643.41      534.42      609.69
  Quarter ended June 30...................................    699.35      604.07      677.30
  Quarter ended September 30..............................    745.73      598.34      737.58
  Quarter ended December 31...............................    856.64      731.21      821.36
1997
  Quarter ended March 31..................................    925.52      797.06      797.06
  Quarter ended June 30...................................    989.37      783.92      957.30
  Quarter ended September 30..............................  1,145.07      953.44    1,097.17
  Quarter ended December 31...............................  1,148.21      938.99      990.80
1998
  Quarter ended March 31..................................  1,220.66      956.19    1,220.66
  Quarter ended June 30...................................  1,339.71    1,163.98    1,337.34
  Quarter ended September 30..............................  1,465.89    1,140.34    1,345.48
  Quarter ended December 31...............................  1,836.01    1,128.88    1,836.01
1999
  Quarter ended March 31..................................  2,144.66    1,854.39    2,106.39
  Quarter ended June 30...................................  2,296.77    1,967.84    2,296.77
  Quarter ended September 30..............................  2,545.41    2,163.77    2,407.90
  Quarter ended December 31...............................  3,707.83    2,362.11    3,707.83
2000
  Quarter ended March 31..................................  4,704.73    3,340.81    4,397.84
  Quarter ending June 30 (through May 2)..................  4,291.53    3,207.96    3,627.31
  Closing level of the index on May 2.....................                          3,627.31

                               LICENSE AGREEMENT

      Nasdaq and The Goldman Sachs Group, Inc. have entered into a non-exclusive license agreement providing for the license to The Goldman Sachs Group, Inc., in exchange for a fee, of the right to use the index in connection with the issuance of certain securities, including the offered notes. Goldman, Sachs & Co. is a sub-licensee to that license agreement.

      The offered notes are not sponsored, endorsed, sold or promoted by Nasdaq or its affiliates, referred to collectively as "Nasdaq". Nasdaq has not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the offered notes. Nasdaq makes no representation or warranty, express or implied, to the owners of the offered notes or any member of the public regarding the advisability of investing in securities generally or in the offered notes particularly, or the ability of the index to track general stock market performance. Nasdaq's only relationship to Goldman Sachs is in the licensing of the Nasdaq-100(R), Nasdaq-100 Index(R) and Nasdaq(R) trademarks or service marks, and certain trade names of Nasdaq and the use of the index which is determined, composed or calculated by Nasdaq without regard to Goldman Sachs or the offered notes. Nasdaq has no obligation to take the needs of Goldman Sachs or the owners of the offered notes into consideration in determining, composing or calculating the index. Nasdaq is not responsible for and has not participated in the determination of the timing of, prices at or quantities of the offered notes to be issued or in the determination or calculation of the equation by which the offered notes are to be converted into cash. Nasdaq has no liability in connection with the administration, marketing or trading of the offered notes.

      NASDAQ DOES NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE INDEX OR ANY DATA INCLUDED THEREIN. NASDAQ MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GOLDMAN SACHS, OWNERS OF THE OFFERED NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. NASDAQ MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WILL NASDAQ HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

      All disclosures contained in this prospectus supplement regarding the index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by Nasdaq. Goldman Sachs does not assume any responsibility for the accuracy or completeness of that information.

                          USE OF PROCEEDS AND HEDGING

      We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the attached prospectus under "Use of Proceeds". We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

      In anticipation of the sale of the offered notes, we and/or our affiliates will enter into hedging transactions involving purchases of some or all of the index stocks, options or futures on the index or index stocks or other instruments linked to the index or index stocks on the trade date. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we and/or our affiliates may:

- acquire or dispose of index stocks or other securities of an index stock issuer,

- take short positions in index stocks or other securities of an index stock issuer -- i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to a purchaser,

- take or dispose of positions in options or futures on the index or index stocks or other instruments linked to the index or index stocks, and/or

- take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the index or other components of the global equity markets.

We and/or our affiliates may acquire a long or short position in securities similar to the offered notes from time to time and may, in our or their sole discretion, hold or resell those securities.

      We and/or our affiliates may close out our or their hedge on or before the determination date. That step may involve sales or purchases of one or more of the index stocks, options or futures on the index or index stocks or other instruments linked to the index or index stocks, or options or other instruments linked to indices designed to track the performance of the index or other components of the global equity markets.

   The hedging activity discussed above may adversely affect the market value of your note from time to time. See "Additional Risk Factors Specific to Your Note -- Trading and Other Transactions by Goldman Sachs in Securities Linked to the Index Stocks May Impair the Value of Your Note" and "-- Our Business Activities May Create Conflicts of Interest Between You and Us" for a discussion of these adverse effects.

    SUPPLEMENTAL DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the attached prospectus with respect to United States holders. The following section is the opinion of Sullivan & Cromwell, counsel to The Goldman Sachs Group, Inc. Please consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of owning your note in your particular circumstances.

      Your note will be subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note (the "comparable yield") and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include interest in respect of your note prior to your receipt of cash attributable to such income.

      The comparable yield and projected payment schedule may be obtained from us by contacting the Goldman Sachs Treasury Administration Department, Debt Administration Group, at 212-902-1000. You are required to use the comparable yield and projected payment schedule determined by us in determining your interest accruals in respect of your note unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

   The comparable yield and projected payment schedule is not provided to you for any purpose other than the determination of your interest accruals in respect of your note, and we make no representation regarding the amount of contingent payments with respect to your note.

      If you purchase your note for an amount that differs from the note's adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your note and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of your note will equal your note's original issue price plus any interest deemed to be accrued on your note (under the rules governing contingent payment obligations) as of the time you purchase your note. If the notes are listed on the American Stock Exchange on the date of purchase, you may (but are not required to) allocate the difference pro rata to interest accruals over the remaining term of the debt instrument to the extent that your yield on the note, determined after taking into account amounts allocated to interest, is not less than the applicable U.S. federal rate for the note. The applicable U.S. federal rate will be the U.S. federal short-term rate, if your note is expected to mature within three years of the date you purchase your note, or the U.S. federal mid-term rate, if your note is expected to mature more than three years from the date you purchase your note. These rates are determined monthly by the U.S. Secretary of the Treasury and are intended to approximate the average yield on short- and mid-term U.S. government obligations, respectively.

      If the adjusted issue price of your note is greater than the price you paid for your note, you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your note is less than the price you paid for your note, you must make negative adjustments, decreasing the amount of interest that you must include in income each year, and the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

      Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of a note in the secondary market, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

      You will recognize gain or loss upon the sale or maturity of your note in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in your note. In general, your adjusted basis in your note will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note (in accordance with the comparable yield and the projected payment schedule for your note) and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your note in the secondary market.

      Any gain you recognize upon the sale or maturity of your note will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and thereafter, capital loss.

                    EMPLOYEE RETIREMENT INCOME SECURITY ACT

      If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan proposing to invest in the offered notes, you should refer to the matters described under "Employee Retirement Income Security Act" in the attached prospectus.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

      The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the offered notes at the original issue price. In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

                        NOTICE TO INVESTORS IN SINGAPORE

      Notes may not be offered or sold, nor may any document or other material in connection with the notes be issued, circulated or distributed, either directly or indirectly, to persons in Singapore other than (i) under circumstances in which the offer or sale does not constitute an offer or sale of the notes to the public in Singapore or (ii) to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent.

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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or a solicitation of an offer to buy the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                           -------------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                            Page
                                            ----
Additional Risk Factors Specific to Your
  Note....................................   S-2
Specific Terms of Your Note...............   S-7
Hypothetical Returns on Your Note.........  S-12
The Index.................................  S-15
Use of Proceeds and Hedging...............  S-21
Supplemental Discussion of United States
  Federal Income Tax Consequences.........  S-22
Employee Retirement Income Security Act...  S-23
Supplemental Plan of Distribution.........  S-24

Prospectus
Our Business Principles...................     2
Prospectus Summary........................     3
Risk Factors..............................     9
Use of Proceeds...........................    24
Capitalization............................    25
Selected Consolidated Financial Data......    26
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................    28
Business..................................    51
Management................................    68
Principal Shareholders....................    81
Certain Relationships and Related
  Transactions............................    84
Description of Notes We May Offer.........    89
United States Taxation....................   119
Employee Retirement Income Security Act...   130
Validity of the Notes.....................   130
Experts...................................   130
Available Information.....................   131
Cautionary Statement Pursuant to The
  Private Securities Litigation Reform Act
  of 1995.................................   131
Index to Consolidated Financial
  Statements..............................   F-1
Plan of Distribution......................   P-1

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                                  $29,033,000

                               THE GOLDMAN SACHS
                                  GROUP, INC.

                          Index-Linked Notes due 2004
                      (Linked to the Nasdaq-100 Index(R))
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                              [GOLDMAN SACHS LOGO]

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                              GOLDMAN, SACHS & CO.
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